SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: March 26, 2007

BEAZER HOMES USA, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	001-12822	54-2086934
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1000 Abernathy Road, Suite 1200
Atlanta Georgia 30328
(Address of Principal
Executive Offices)

(770) 829-3700
(Registrant’s telephone number, including area code)

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a -12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d- 2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))

Item 7.01. Regulation FD Disclosure.

On March 29, 2007, Beazer Homes USA, Inc. (“Beazer Homes” or the “Company”) received notice that a purported securities class action complaint was filed against Beazer Homes, Ian J. McCarthy, its Chief Executive Officer, James O’Leary, its former Chief Financial Officer, Michael T. Rand, its Senior Vice President and Chief Accounting Officer and Kenneth J. Gary, its former General Counsel, in the United States District Court, Northern District of Georgia, Atlanta Division, on behalf of a purported class of purchasers of Beazer Homes’ common stock between July 27, 2006 and March 27, 2007. The complaint alleges that the defendants issued materially false and misleading statements regarding the Company’s business and prospects because Beazer Homes did not disclose facts known by the defendants related to alleged improper lending practices in its mortgage origination business. Beazer Homes believes that the lawsuit is without merit and intends to vigorously defend itself. The complaint has been recently filed and has not been served on the Company or the individual defendants.

On March 26, 2007, Beazer Homes’ subsidiaries, Beazer Homes Corp. and Beazer Mortgage Corporation, were served with a purported class action complaint on behalf of a class defined as North Carolina residents who purchased homes in subdivisions in North Carolina containing homes constructed by the defendants where the foreclosure rate is significantly higher than the statewide average. The complaint was filed in the General Court of Justice, Superior Court Division, County of Mecklenburg, State of North Carolina. The complaint alleges that the defendants utilized unfair trade practices to allow low income purchasers to qualify for loans they allegedly could not afford. Beazer Homes believes that the complaint is without merit and intends to vigorously defend itself.

Beazer Homes is reviewing and evaluating the complaints described above and is currently unable to predict the outcome of the actions or the length of time it will take to resolve either action.

The Company does not intend to file further Current Reports on Form 8-K describing additional purported class action lawsuits or shareholder derivative claims, if any, in either federal or state court, which are based on allegations substantially similar to those contained in the complaints described herein.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEAZER HOMES USA, INC.

Date: March 30, 2007	By:	/s/ Ian J. McCarthy
Ian J. McCarthy
President and Chief Executive Officer